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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Palatin Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

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PALATIN TECHNOLOGIES, INC.
4C Cedar Brook Drive
Cranbury, New Jersey 08512

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE	December 2, 2005

TIME	9:30 a.m., Eastern Time

PLACE	Palatin's offices, 4C Cedar Brook Drive, Cranbury, New Jersey 08512

RECORD DATE	October 14, 2005

ITEMS OF BUSINESS	(1) election of directors; (2) ratification of appointment of our independent auditors for the fiscal year ending June 30, 2006; (3) any other matters properly brought before the meeting.

STOCKHOLDER LIST	A list of all stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours for 10 days before the meeting, at our offices, Cedar Brook Corporate Center, 4C Cedar Brook Drive, Cranbury, New Jersey 08512.

By order of the board of directors,
STEPHEN T. WILLS, Secretary
October 28, 2005

PALATIN TECHNOLOGIES, INC.

ANNUAL MEETING 2005

Notice of Annual Meeting of Stockholders	1

Voting Procedures and Solicitation	3

Item 1: Election of Directors	5
The Nominees	5
The Board and Its Committees	7
Compensation of Directors	8

Item 2: Ratification of Appointment of KPMG LLP as Independent Auditors	9
Report of the Audit Committee	10

Stock Performance Graph	17

Stock Ownership Information	18
Section 16(a) Beneficial Ownership Reporting Compliance	18
Beneficial Ownership of Management and Others	18

Certain Relationships and Related Transactions	20

Other Items of Business	20

Stockholder Proposals For Next Annual Meeting	20

Annual Report on Form 10-K	20

Information Incorporated By Reference	20

PALATIN TECHNOLOGIES, INC.

ANNUAL MEETING 2004

PROXY STATEMENT

VOTING PROCEDURES AND SOLICITATION

YOUR VOTE IS IMPORTANT

        Whether or not you plan to attend the meeting, please complete and return the enclosed proxy card. Your prompt voting may save us the expense of following up with a second mailing. We are sending these proxy materials to stockholders beginning on or about October 28, 2005.

METHODS OF VOTING

        You may vote by signing and returning the enclosed proxy card or by voting in person at the meeting. If you send in a proxy card, and also attend the meeting in person, the proxy holders will vote your shares as you instructed on your proxy card, unless you inform the Secretary at the meeting that you wish to vote in person.

REVOKING A PROXY

        You may revoke your proxy by:

•	signing and returning another proxy card at a later date;

•	sending written notice of revocation to the Secretary at our offices, 4C Cedar Brook Drive, Cranbury, New Jersey 08512; or

•	informing the Secretary and voting in person at the meeting.

        To be effective, a later-dated proxy or written revocation must arrive at our corporate offices before the start of the meeting.

PROXY SOLICITATION

        We are soliciting the enclosed proxy card on behalf of the board of directors, and we will pay all costs of preparing, assembling and mailing the proxy materials. In addition to mailing out proxy materials, our officers and employees may solicit proxies by telephone or fax, without receiving any additional compensation for their services. We have requested brokers, banks and other fiduciaries to forward proxy materials to the beneficial owners of our stock.

HOW PROXY CARDS ARE VOTED

        The proxy holders named on the proxy card are Carl Spana, Ph.D., chief executive officer, president and a director, and Stephen T. Wills, chief financial officer, executive vice president, secretary and treasurer. The proxy holders will vote shares according to the stockholder’s instructions on the proxy card. If a signed proxy card does not contain instructions, then the proxy holders will vote the shares FOR the election of the director nominees listed on the card; FOR ratifying the appointment of KPMG LLP as our independent auditors for the fiscal year ending June 30, 2006; and in their discretion on any other business which may properly come before the meeting.

QUORUM AND VOTES REQUIRED

        A majority of the votes of outstanding shares of common stock and Series A preferred stock, represented at the meeting in person or by proxy, constitutes a quorum. Abstentions and broker non-votes will count towards the quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item, and has not received instructions from the beneficial owner. Common stock and Series A preferred stock will vote together as one class on the three items of business listed on the proxy card.

•	Directors are elected by a plurality of votes cast, so the eight nominees receiving the most votes will be elected. Stockholders who do not wish to vote for one or more of the individual nominees may withhold authority in the space provided on the proxy card. Abstentions and broker non-votes will count neither for nor against election.

•	Ratifying the appointment of the independent auditors for the fiscal year ending June 30, 2006 requires a majority of the votes cast on that item. Abstentions and broker non-votes will count neither for nor against ratification.

VOTING RIGHTS, SHARES OUTSTANDING AND VOTES PER SHARE

        Holders of common stock and of Series A preferred stock at the close of business on the record date of October 14, 2005 are entitled to vote at the meeting.

Common stock:	58,770,737 shares outstanding, one vote per share

Series A preferred stock:	11,347 shares outstanding, approximately 38.46 votes per share, a total of 436,423 votes

ITEM 1:  ELECTION OF DIRECTORS

        We recommend voting FOR the eight nominees listed on the proxy card. At the meeting, the eight nominees who receive the most votes will be elected as directors to serve until the next annual meeting, or until their successors are elected and qualified. Each of the nominees is currently a director. If any of the nominees should become unavailable to serve on the board, the proxy holders will vote your shares for a board-approved substitute, or the board may reduce the number of directors.

THE NOMINEES

Name	Age	Position with Palatin

Carl Spana, Ph.D.	43	President, chief executive officer and director

John K.A. Prendergast, Ph.D.	51	Director, chairman of the board of directors

Perry B. Molinoff, M.D.	65	Director

Robert K. deVeer, Jr. (1) (2) (3)	59	Director

Zola P. Horovitz, Ph.D. (1) (2) (3)	71	Director

Robert I. Taber, Ph.D. (1) (2)	69	Director

Errol De Souza (2) (3)	51	Director

J. Stanley Hull	53	Director

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.

        CARL SPANA, Ph.D., co-founder of Palatin, has been our president and chief executive officer since June 14, 2000. He has been a director of Palatin since June 1996 and has been a director of our wholly-owned subsidiary, RhoMed Incorporated, since July 1995. From June 1996 through June 14, 2000, Dr. Spana served as an executive vice president and our chief technical officer. From June 1993 to June 1996, Dr. Spana was vice president of Paramount Capital Investments, LLC, a biotechnology and biopharmaceutical merchant banking firm, and of The Castle Group Ltd., a medical venture capital firm. Through his work at Paramount Capital Investments and Castle Group, Dr. Spana co-founded and acquired several private biotechnology firms. From July 1991 to June 1993, Dr. Spana was a Research Associate at Bristol-Myers Squibb, a publicly traded pharmaceutical company, where he was involved in scientific research in the field of immunology. Dr. Spana is a director of AVAX Technologies, Inc., a publicly traded medical technology company. Dr. Spana received his Ph.D. in molecular biology from The Johns Hopkins University and his B.S. in biochemistry from Rutgers University.

        JOHN K.A. PRENDERGAST, Ph.D., co-founder of Palatin, has been chairman of the board since June 14, 2000, and a director since August 1996. Dr. Prendergast has been president and sole stockholder of Summercloud Bay, Inc., a biotechnology consulting firm, since 1993. He is a co-founder and/or a member of the board of Ingenex, Inc., Avigen, Inc., AVAX Technologies, Inc. and Medicinova, Inc. From October 1991 through December 1997, Dr. Prendergast was a managing director of The Castle Group Ltd. Dr. Prendergast received his M.Sc. and Ph.D. from the University of New South Wales, Sydney, Australia and a C.S.S. in administration and management from Harvard University.

        PERRY B. MOLINOFF, M.D. has been a director since November 2001. He served as our executive vice president for research and development from September 2001 until November 3, 2003, when he resigned to accept a position as Vice Provost for Research at the University of Pennsylvania. He is also a director of Cypress Bioscience, Inc. Dr. Molinoff’s has more than 30 years of experience in both the industrial and educational sectors. From 1981 to 1994, he was a professor of pharmacology and chairman of the Department of Pharmacology at the University of Pennsylvania School of Medicine in Philadelphia. From January 1995 until March 2001, he was vice president of neuroscience and genitourinary drug discovery for the Bristol-Myers Squibb Pharmaceutical Research Institute, where he was responsible for directing and implementing the Institute’s research efforts. Dr. Molinoff earned his medical degree from Harvard Medical School.

        ROBERT K. deVEER, Jr. has been a director since November 1998. Since January 1997, Mr. deVeer has been the president of deVeer Capital LLC, a private investment company. From 1995 until his retirement in 1996, Mr. deVeer served as Managing Director, Head of Industrial Group at New York-based Lehman Brothers. From 1973 to 1995, he held increasingly responsible positions at New York-based CS First Boston, including Head of Project Finance, Head of Industrials and Head of Natural Resources. He was a managing director, member of the investment banking committee, and a trustee of the First Boston Foundation. He received a B.A. in economics from Yale University and an M.B.A. in finance from Stanford Graduate School of Business.

        ZOLA P. HOROVITZ, Ph.D. has been a director since February 2001. Before he retired from Bristol-Myers Squibb in 1994, Dr. Horovitz spent 34 years in various positions, including associate director of the Squibb Institute for Medical Research, vice president of development, vice president, scientific liaison, vice president of licensing, and vice president of business development and planning, for the pharmaceutical division of Bristol-Myers Squibb. He held advisory positions at the University of Pittsburgh, Rutgers College of Pharmacy and Princeton University. He is also currently a director of the following publicly-held companies: Genaera Corporation, Biocryst Pharmaceuticals, Inc., Avigen, Inc., Dov Pharmaceutical, Inc., NitroMed, Inc., GenVec, Inc. and Immunicon Corporation. Dr. Horovitz earned his Ph.D. in Pharmacology from the University of Pittsburgh.

        ROBERT I. TABER, Ph.D. has been a director since May 2001. Dr. Taber began his career in the pharmaceutical industry in 1962, holding a succession of positions within Schering Corporation’s biological research group before leaving in 1982 as director of biological research. He has also held a number of increasingly important positions with DuPont Pharmaceuticals and the DuPont Merck Pharmaceutical Company, including director of pharmaceutical research, director of pharmaceutical and biotechnology research, vice president of pharmaceutical research and vice president of extramural research and development. From 1994 to 1998, Dr. Taber held the position of senior vice president of research and development at Synaptic Pharmaceuticals Corporation before founding Message Pharmaceuticals, Inc. in 1998. Dr. Taber earned his Ph.D. in pharmacology from the Medical College of Virginia.

        ERROL DE SOUZA, Ph.D. has been a director since April 2003. Dr. De Souza has nearly two decades of experience in the field of drug discovery and development. Dr. De Souza joined Archemix Corporation, a biopharmaceutical company focused on aptamer therapeutics, on April 1, 2003. From September 2002 to March 2003, he was president and chief executive officer and a director of Synaptic Pharmaceuticals. As a result of a merger effective March 2003, Synaptic Pharmaceuticals became a wholly owned subsidiary of H. Lundbeck A/S, an international pharmaceutical company. Prior to that, Dr. De Souza held senior management positions with Aventis, and its predecessor company Hoechst Marion Roussel Pharmaceuticals, and was co-founder of Neurocrine Biosciences, Inc. He is currently a director of IDEXX Laboratories, Inc. and Targacept, Inc. and a professor at the Center for Molecular Biology and Behavioral Neurosciences at Rutgers University. Dr. De Souza received his B.A. (Honors) in Physiology and his Ph.D. in Neuroendocrinology from the University of Toronto, Canada and he received his postdoctoral fellowship in Neuroscience from The John Hopkins School of Medicine, Baltimore, MD.

        J. STANLEY HULL has been a director since September 2005. Mr. Hull has nearly three decades of experience in the field of sales and marketing. Mr. Hull joined GlaxoSmithKline, a world leading research-based pharmaceutical company in October 1987 and is currently Senior Vice President for the US Pharmaceuticals — RTP Business Division. Prior to his current position, he served in the R&D organization of GlaxoSmithKline as Vice President and Worldwide Director of Therapeutic Development and Product Strategy-Neurology and Psychiatry. Prior to that, he was Vice President of Marketing — Infectious Diseases and Gastroenterology for Glaxo Wellcome Inc. Mr. Hull started his career in the pharmaceutical industry with SmithKline and French Laboratories in 1978. Mr. Hull received his B.S. in Business Administration from the University of North Carolina at Greensboro.

        All current directors except for Mr. Hull were elected at our last annual stockholders’ meeting on December 9, 2004. Mr. Hull was appointed by the board of directors in September 2005, pursuant to the board’s decision to increase the number of directors.

THE BOARD AND ITS COMMITTEES

        Committees and meetings. The board has an audit committee, a compensation committee and a nominating and corporate governance committee. During the fiscal year ended June 30, 2005, the board met four times, the audit committee met five times, the compensation committee met once and the nominating and corporate governance committee met once. Each director has attended at least 75% of the total number of meetings of the board and committees of the board on which he served. The board has adopted a policy encouraging each member of the board to attend the annual meeting of stockholders. All of the directors, with the exception of Mr. Hull who joined the board in September 2005, attended the 2004 annual meeting.

        Audit committee. We have a separately designated standing audit committee as defined in Section 3(a)(58)(A) of the Exchange Act. The audit committee reviews the engagement of the independent public accountants and reviews the independence of the public accounting firm. The audit committee also reviews the audit and non-audit fees of the independent public accountants and the adequacy of our internal control procedures. The audit committee is currently composed of three non-employee directors, Messrs. deVeer, Horovitz and Taber. The board has determined that the members of the audit committee are independent, as defined in Section 121(A) of the American Stock Exchange listing requirements, and satisfy the requirements of the American Stock Exchange as to financial literacy and expertise. The board has determined that at least one member, Robert K. deVeer, is an audit committee financial expert as defined by the Securities and Exchange Commission (the “SEC”). The responsibilities of the audit committee are set forth in a written charter adopted by the board, a copy of which is available on our web site at www.palatin.com. The report of the audit committee appears under Item 2 below.

        Compensation committee. The compensation committee reviews and recommends to the board remuneration arrangements, compensation plans and option grants for our officers, key employees, directors and others, and administers our 1996 stock option plan and our 2005 stock plan. The compensation committee is composed of Messrs. deVeer, Horovitz, Taber and De Souza. The report of the compensation committee appears below, after the section on executive compensation.

        Nominating and corporate governance committee. The nominating and corporate governance committee assists the board in determining qualified individuals to become directors; assists the board in determining the composition of committees; and reviews, assesses and makes recommendations to the board concerning policies and guidelines for corporate governance, including relationships of the board, the stockholders and management in determining Palatin’s direction and performance. The nominating and corporate governance committee is composed of Messrs. deVeer, Horovitz and De Souza, each of whom meets the independence requirements and standards currently established by the American Stock Exchange.

        The nominating and corporate governance committee will consider stockholder recommendations of nominees for election to the board of directors if they are accompanied by a comprehensive written resume of the recommended nominee’s business experience and background, and a signed consent from the recommended nominee stating that he or she is willing to be considered as a nominee and, if nominated and elected, will serve as a director. Stockholders may send their written recommendations with the required documentation to our executive offices at 4C Cedar Brook Drive, Cranbury, NJ 08512, Attention: Secretary, no later than the deadline for stockholder proposals specified under “Stockholder Proposals for Next Annual Meeting” on page 20.

        For all potential candidates, the nominating and corporate governance committee may consider all factors it deems relevant, such as a candidate’s personal integrity and sound judgment, business and professional skills and experience, independence, knowledge of the industry in which we operate, possible conflicts of interest, diversity, the extent to which the candidate would fill a present need on the board, and concern for the long-term interests of the stockholders. As set forth in the committee charter, persons recommended by stockholders will be considered on the same basis as candidates from other sources. The nominating and corporate governance committee may retain search firms to assist in identifying suitable director candidates. A copy of the committee’s written charter is available on our website.

        Mr. Hull is being recommended for election to our board of directors by our nominating and corporate governance committee. The nominating and corporate governance committee engaged a third-party search firm, Korn-Ferry, to assist in identifying and evaluating board candidates. Mr. Hull was presented to the nominating and corporate governance committee by Korn-Ferry.

        Shareholder communications to the board. Generally, stockholders who have questions or concerns should contact Stephen T. Wills, Secretary, Palatin Technologies, Inc., 4C Cedar Brook Drive, Cranbury, NJ 08512. However, any stockholders who wish to address questions regarding our business directly to the board of directors, or any individual director, should direct his or her questions to the non-employee Board members via e-mail at boardofdirectors@palatin.com.

        Duration of office. Unless a director resigns, all directors hold office until the next annual meeting of stockholders or until their successors have been elected and qualified.

        Code of conduct and ethics. We have adopted a code of conduct and ethics that applies to all of our employees, including our chief executive officer and chief financial and accounting officers. You can view the code of conduct and ethics at our website, www.palatin.com. We will disclose any amendments to, or waivers from, provisions of the code of conduct and ethics that apply to our directors, principal executive and financial officers in a current report on Form 8-K, unless the rules of the American Stock Exchange permit website posting of any such amendments or waivers.

COMPENSATION OF DIRECTORS

        Non-employee directors’ initial option grants. When a non-employee director is first elected to the board, he receives an option to purchase 20,000 shares of common stock, at the market value on the date of grant. These options vest as to 25% of the option per year, starting on the date of grant. They expire 10 years from the date of grant. Mr. Hull received an option to purchase 20,000 shares at $1.94 per share upon his appointment to the board.

        Non-employee directors’ annual option grants. On July 1, the first day of the fiscal year, each non-employee director receives annually an option to purchase 20,000 shares of common stock at the closing price on the preceding business day. Messrs. De Souza, deVeer, Horovitz, Molinoff and Taber each received an option on July 1, 2005 to purchase 20,000 shares at $1.75 per share, the closing price on June 30, 2005. Mr. Hull received an option to purchase 16,667 shares at $1.94 per share, representing a pro rata portion of an annual grant, upon his appointment to the board.

        Non-employee directors’ cash compensation. Non-employee directors receive an annual retainer of $8,000, payable on a quarterly basis, plus $2,000 per in-person board meeting and $300 per telephonic board meeting, and $500 per committee meeting. A committee chairperson receives an additional $500 per committee meeting.

        Non-employee directors’ expenses. Non-employee directors are reimbursed for expenses incurred in performing their duties as directors, including attending all meetings of the board and any committees on which they serve.

        Employee directors. Except for the chairman of the board, employee directors are not separately compensated for services as directors, but are reimbursed for expenses incurred in performing their duties as directors, including attending all meetings of the board and any committees on which they serve. Dr. Prendergast serves as chairman of the board at a salary of $50,000 per year, as described under “Certain Relationships and Related Transactions” on page 19.

ITEM 2: RATIFICATION OF APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS

        We recommend voting FOR the ratification of the appointment of KPMG LLP as our independent auditors for the fiscal year ending June 30, 2006. KPMG served as our independent auditors for the fiscal year ended June 30, 2005. We expect that a representative of KPMG will attend the annual meeting. The representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions from stockholders.

        Audit Fees. For the fiscal year ended June 30, 2005, KPMG billed us a total of $276,200 for professional services rendered for the audit of our annual financial statements, review of financial statements in our Forms 10-Q, evaluation of the effectiveness of our internal controls over financial reporting and services provided in connection with regulatory filings. For the fiscal year ended June 30, 2004, the total was $148,376.

        Audit-Related Fees. During the fiscal years ended June 30, 2005 and 2004, KPMG did not perform or bill us for any audit-related services.

        Tax Fees. For the fiscal year ended June 30, 2005, we anticipate that KPMG will bill us a total of $15,000 for professional services rendered for tax compliance, tax advice and tax planning. For the fiscal year ended June 30, 2004, KPMG billed us $12,000 for professional services rendered for tax compliance, tax advice and tax planning.

        All Other Fees. KPMG did not perform or bill us for any services other than those described above for the fiscal years ended June 30, 2005 and 2004.

        Policy on Audit Committee Pre-Approval of Audit and Permissible Non-audit Services of Independent Auditors. Consistent with SEC policies regarding auditor independence, the audit committee has responsibility for appointing, setting compensation for and overseeing the work of the independent auditor. In recognition of this responsibility, the audit committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor.

        Before engaging the independent auditor for the next year’s audit, management will submit to the audit committee for approval an estimate of fees for services expected to be rendered during that year in each of four categories:

1. audit services, including audit work performed, as well as work that generally only our independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards;

2. audit-related services, including assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements;

3. tax services, including services performed by our independent auditor’s tax personnel except those services specifically related to the audit of the financial statements, including fees in the areas of tax compliance, tax planning and tax advice; and

4. all other services not described in the preceding categories. We generally do not request other services from our independent auditor.

        The audit committee pre-approves fees for each category of service. The fees are budgeted and the audit committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the audit committee requires specific pre-approval before engaging the independent auditor.

        The audit committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the audit committee at its next scheduled meeting.

        In the event the stockholders do not ratify the appointment of KPMG as our independent public accountants, the audit committee will reconsider its appointment.

REPORT OF THE AUDIT COMMITTEE

        We have reviewed and discussed the audited financial statements for the fiscal year ended June 30, 2005 with the Company’s management and have discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. In addition, we have received from KPMG LLP the written disclosures and the letter required by the Independence Standards Board Standard No.1, Independence Discussions with Audit Committees, and we have discussed with KPMG LLP their independence.

        Based on these reviews and discussions, we recommended to the board of directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2005.

        THE AUDIT COMMITTEE

        Robert K. deVeer, Jr., Chairman

        Zola P. Horovitz, Ph.D.

        Robert I. Taber, Ph.D.

EXECUTIVE OFFICERS

Name	Age	Position with Palatin

Carl Spana, Ph.D.	43	President, chief executive officer and director

Stephen T. Wills, CPA	48	Executive vice president of operations and chief financial officer, secretary and treasurer

Trevor Hallam, Ph.D.	47	Executive vice president of research and development

Shubh D. Sharma, Ph.D.	50	Vice president and chief technical officer

        Executive officers are appointed by the board and serve at the discretion of the board. Each officer holds his position until his successor is appointed and qualified. All of the current executive officers hold office under employment agreements.

        Additional information about Dr. Spana is included under Item 1, Election of Directors.

        STEPHEN T. WILLS, CPA, MST, has been a vice president, secretary, treasurer and our chief financial officer since 1997. In addition, he has been executive vice president of operations since 2005. From July 1997 to August 2000, Mr. Wills was a vice president and the chief financial officer of Derma Sciences, Inc., a publicly held company which provides wound and skin care products, and currently serves as a director of Derma. From 1991 to August 2000, he was the president and chief operating officer of Golomb, Wills & Company, P.C., a public accounting firm. Mr. Wills, a certified public accountant, received his B.S. in accounting from West Chester University, and an M.S. in taxation from Temple University.

        TREVOR HALLAM, Ph.D., has been executive vice president of research and development since May 2005. From 1996 to 2005, Dr. Hallam held senior management positions within AstraZeneca R&D, including vice president of biologics based out of the UK, vice president of respiratory and inflammation research based in Sweden and vice president of medical affairs within the US. From 1985 to 1995, Dr. Hallam served at senior management positions within Smith Kline and French Research, Glaxo Group Research and Roche Research. Dr. Hallam joined the pharmaceutical industry after a post-doctoral fellowship at the Physiological Laboratory, University of Cambridge, UK. He earned his Ph.D. in biochemistry from the University of London and his B.Sc. from the University of Leeds.

        SHUBH D. SHARMA, Ph.D., has been a vice president and chief technical officer since August 1, 2001. He had been our executive director of research since November 2000, and director of chemistry since 1996. He is the inventor of our MIDAS drug design technology platform. Dr. Sharma was associate director of research and development and director of peptide research for RhoMed Incorporated (now our wholly-owned subsidiary) at the time we merged with RhoMed in 1996, and had worked as director of peptide research for RhoMed since 1994. Previously he had worked on drug design and peptide research at the University of Arizona in Tucson, and at the Swiss Federal Institute of Technology in Zurich, Switzerland. Dr. Sharma received his Ph.D. from the Central Drug Research Institute in Lucknow, India.

EXECUTIVE COMPENSATION

        Summary compensation table. The following table summarizes the compensation paid to our chief executive officer and the other named executive officers for the last three fiscal years. With respect to the persons and periods covered in the following table, we made no restricted stock awards, have no outstanding stock appreciation rights (“SARs”) and have no long-term incentive plan (“LTIP”).

SUMMARY COMPENSATION TABLE

					Long Term Compensation
		Annual Compensation			Awards

Name and Principal Position	Year	Salary	Bonus		Option Shares(1)	All Other Compensation	(2)

Carl Spana, Ph.D.,	2005	$340,000	$260,000	(3)	-	$3,209	(4)
chief executive officer	2004	$320,000	$50,000		100,000	$3,805
	2003	$290,000	$50,000		100,000	$3,543

Stephen T. Wills, CPA,	2005	$275,000	$240,000	(3)	-	$6,609	(5)
executive vice president of operations	2004	$265,000	$40,000		80,000	$19,107
and chief financial officer	2003	$225,000	$40,000		80,000	$18,131

Trevor Hallam, Ph.D.,	2005	$39,663	$25,000		350,000	$20	(7)
executive vice president of research and development(6)

Shubh D. Sharma, Ph.D.,	2005	$196,000	$95,000	(3)	-	$6,549	(8)
vice president and	2004	$185,000	$23,333		50,000	$19,107
chief technical officer	2003	$165,000	$23,333		30,000	$17,081

(1)	The security underlying all options listed is common stock.
(2)	Health and disability insurance premiums are excluded from amounts reported for 2005 and included in amounts reported for 2003 and 2004.
(3)	Consists of performance-based payments for the achievement of specific corporate objectives determined by the Compensation Committee, including regulatory approval of one of our products and the completion of a collaborative development agreement for another of our products.
(4)	Includes 401(k) matching contributions of $2,975 and term life insurance premiums of $234.
(5)	Includes 401(k) matching contributions of $6,375 and term life insurance premiums of $234.
(6)	Dr. Hallam’s employment commenced effective May 2005.
(7)	Includes term life insurance premiums of $20.
(8)	Includes 401(k) matching contributions of $6,315 and term life insurance premiums of $234.

OPTION GRANTS IN LAST FISCAL YEAR

        Option grants in last fiscal year. The following table shows options granted to our named executive officers during the fiscal year ended June 30, 2005. All of the options listed were granted under our 1996 stock option plan, and the underlying security is common stock. The exercise price for each option is equal to the market price of common stock on the date of grant. We have not granted any SARs.

Individual Grants

	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal	Exercise or Base Price	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term*
Name	(#)	Year	($/Sh)	Date	5%($)	10%($)

Carl Spana	-	-	N/A	N/A	N/A	N/A

Stephen T. Wills	-	-	N/A	N/A	N/A	N/A

Trevor Hallam	350,000(1)	63%	$1.99	5/9/2015	$438,025	$1,110,042

Shubh D. Sharma	-	-	N/A	N/A	N/A	N/A

*	“Potential realizable value” is shown in response to SEC rules which require the information, for illustration purposes only. The values shown are not representations or projections of future stock prices or the future value of our common stock.
(1)	The options vest as to 250,000 shares at the rate of 62,500 shares per year, starting May 9, 2005, and as to the remaining 100,000 shares upon achievement of performance criteria.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

        Aggregated option exercises and fiscal year-end option values. No executive officer exercised any options during the fiscal year ended June 30, 2005. We have not granted any SARs. Fiscal year-end values in the following table are based on the closing price for the common stock, as reported on AMEX on June 30, 2005, of $1.75 per share.

	Shares Acquired on	Value	Number of Securities Underlying Unexercised Options at Fiscal Year 2005 End		Value of Unexercised In-the-Money Options at Fiscal Year 2005 End
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Carl Spana	-	$-	880,962	-	$55,647	-

Stephen T. Wills	-	$-	651,250	-	-	-

Trevor Hallam	-	$-	62,500	287,500	-	-

Shubh D. Sharma	-	$-	194,515	-	-	-

TEN-YEAR OPTION REPRICINGS

        Ten-year option repricings. We did not adjust or amend the exercise price of any stock options during the fiscal year ended June 30, 2005. We have not granted any SARs. The following table shows all option repricings for all executive officers at any time during the last 10 years.

		Number of Securities Underlying Options Repriced or Amended	Market Price of Stock at Time of Repricing or Amendment	Exercise Price at Time of Repricing or Amendment	New Exercise Price	Length of Original Option Term Remaining at Date of Repricing or
Name	Date	(#)	($)	($)	($)	Amendment
Carl Spana	3/24/98	74,196	$6.25	$4.96	$1.00	8 years 3 months
Charles Putnam (1)	3/24/98	74,196	$6.25	$4.96	$1.00	8 years 3 months
Edward J. Quilty (2)	3/24/98	7,803	$6.25	$4.96	$0.20	9 years 2 months
Edward J. Quilty	9/27/96	70,257	$10.50	$5.42	$0.20	8 years 3 months

(1)	Former executive vice president and chief operating officer.
(2)	Former president and chief executive officer.

EMPLOYMENT AGREEMENTS

        Carl Spana, Ph.D. and Stephen T. Wills.  Dr. Spana and Mr. Wills each entered into an employment agreement with us for a two-year period commencing October 1, 2005. Dr. Spana is serving as chief executive officer and president at a present salary of $350,000 per year. Mr. Wills is serving as executive vice president of operations and chief financial officer at a present salary of $285,000 per year. Each agreement also provides for:

•	annual bonus compensation, in an amount to be decided by the compensation committee and approved by the board, based on achievement of yearly objectives; and
•	participation in all benefit programs that we establish, to the extent the employee’s position, tenure, salary, age, health and other qualifications make him eligible to participate.

        Each agreement allows us or the employee to terminate the agreement upon written notice, and contains other provisions for termination by the Company for “cause,” or by the employee for “good reason” or due to a “change in control” (as these terms are defined in the employment agreements). Early termination may, in some circumstances, result in severance pay at the salary then in effect, for a period of 24 months (Spana) or 18 months (Wills), plus continuation of medical and dental benefits then in effect for 18 months. Termination following a change in control will result in a lump sum payment of two times (Spana) or one and one-half times (Wills) the salary then in effect, continuation of medical and dental benefits then in effect for 18 months, and immediate vesting of all stock options. Each agreement includes non-competition, non-solicitation and confidentiality covenants.

        Trevor Hallam, Ph.D.  Dr. Hallam entered into an employment agreement with us for a two-year period commencing May 9, 2005. Dr. Hallam is serving as executive vice president of research and development at a present salary of $275,000 per year. His agreement also provides for:

•	annual bonus compensation, in an amount to be decided by the compensation committee and approved by the board, based on achievement of yearly objectives; and
•	participation in all benefit programs that we establish, to the extent the employee’s position, tenure, salary, age, health and other qualifications make him eligible to participate.

        The agreement allows us or the employee to terminate the agreement upon written notice, and contains other provisions for termination by the Company for “cause” (as defined in the agreement). Early termination may, in some circumstances, result in severance pay at the salary then in effect, for a period of 18 months. Termination following a change in control will result in a lump sum payment of one and one-half times the salary then in effect, continuation of medical and dental benefits then in effect for 18 months, and immediate vesting of all stock options. The agreement includes non-competition and confidentiality covenants.

        Shubh D. Sharma, Ph.D.  Dr. Sharma entered into an employment agreement with us for a two-year period commencing October 1, 2005. Dr. Sharma is serving as a vice president and chief technical officer at a present salary of $201,900 per year. His agreement also provides for:

•	annual bonus compensation, in an amount to be decided by the compensation committee and approved by the board, based on achievement of yearly objectives; and
•	participation in all benefit programs that we establish, to the extent the employee’s position, tenure, salary, age, health and other qualifications make him eligible to participate.

        The agreement allows us or the employee to terminate the agreement upon written notice, and contains other provisions for termination by the Company for “cause” (as defined in the agreement). Early termination may, in some circumstances, result in severance pay at the salary then in effect, for a period of nine months. The agreement includes non-competition and confidentiality covenants.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

        During the fiscal years ended June 30, 2005 and 2004, Mr. deVeer, Dr. Horovitz, Dr. Taber and Dr. De Souza served on the compensation committee.

        There are no compensation committee interlocks with other companies.

COMPENSATION COMMITTEE REPORT

        The compensation committee of the board makes recommendations to the board about compensation of executive officers. The committee also administers the 1996 stock option plan and 2005 stock plan and may grant options to non-management employees and consultants, but it is the board’s policy to have the full board review and approve all option grants which the committee recommends for executive officers and directors. The committee also reviews and makes recommendations to the board concerning proposed employment agreements with executive officers. The committee evaluates performance and determines compensation policies and levels for executive officers. The members of the compensation committee are not, and have never been, employees or executive officers of Palatin. Mr. deVeer has served on the committee since August 2000, Dr. Horovitz has served on the committee since February 2001, Dr. De Souza has served on the committee since April 2003 and Dr. Taber has served on the committee since October 2003.

        Executive compensation policy. Competition for qualified senior management personnel in Palatin’s industry is intense. In order to attract and retain qualified personnel, Palatin must offer compensation which is both comparable to similarly situated companies in current salary and benefits, and includes the potential for substantial rewards if Palatin is successful over the long term. Palatin’s aim is to attract, retain and reward executive officers and other key employees who contribute to its long-term success and to motivate those individuals to enhance long-term stockholder value. It is Palatin’s policy to enter into employment agreements with executive officers, preferably with an initial term of two years. To establish this relationship between executive compensation and creation of stockholder value, the board has adopted a total compensation package comprised of base salary, bonus and stock option awards. Key elements of the compensation philosophy are:

•	Palatin pays compensation at levels competitive with other biotechnology companies with which Palatin competes for talent.

•	Palatin maintains annual incentive opportunities sufficient to provide motivation to achieve specific operating goals and to generate rewards that bring total compensation to competitive levels.

•	Palatin provides significant equity-based incentives for executives and other key employees to ensure that they are motivated over the long-term to respond to Palatin’s business challenges and opportunities as owners and not just as employees.

        Determining executive compensation. The committee usually meets twice per year to review how well management compensation is serving Palatin’s goals, to make recommendations to the board for any adjustments, and to recommend annual compensation for the coming year. Palatin’s chief financial officer and human resources manager gather and report on information about compensation levels in comparable companies. We review the performance of each executive officer and the financial condition of the Company. We then consider the following major components of executive compensation:

Base salary. The employment agreement with each executive sets an initial base salary, which is competitive in our industry, given the executive’s experience and qualifications, at the time we enter into the agreement. The committee annually reviews each executive officer’s base salary. Among the factors taken into consideration are (1) individual and corporate performance, (2) levels of responsibility, (3) prior experience, (4) breadth of knowledge of the industry, and (5) competitive pay practices. If salaries at comparable companies appear to have increased, we recommend similar increases, but only if each executive’s historical performance warrants an increase and if the increase is prudent in view of Palatin’s financial condition.

Annual bonus. In addition to the competitive base salary, we intend to reward executives each year for the achievement of specific goals, which may be financial, operational or technological. We consider objectively measurable goals, such as obtaining new investment capital, negotiating valuable contracts, or meeting regulatory requirements, and more subjective goals, such as quality of management performance and consistency of effort. Palatin’s objectives consist of operating, strategic and financial goals that the board considers to be critical to Palatin’s overall goal of building stockholder value. Our recommendations for cash bonuses also take into account Palatin’s liquidity and capital resources at the time. Until Palatin’s operations generate substantial income, we may recommend bonuses which consist partly or mainly of stock options. Stock options granted as part of bonus compensation will usually be immediately exercisable, or will vest over a shorter time than other incentive options.

Long-term incentives. At present, Palatin’s only long-term incentive programs are its 1996 stock option plan and 2005 stock plan. Palatin does not have a defined benefit pension plan, and contributions to executives’ accounts under Palatin’s 401(K) plan are limited by federal tax regulations. Through option grants, executives receive significant equity incentives to build long-term stockholder value. The exercise price of options granted under the plan is at least 100% of fair market value of the common stock on the date of grant. Employees receive value from these grants only if the common stock appreciates over the long-term. We determine the size of option grants based on competitive practices at leading companies in the biotechnology industry and Palatin’s philosophy of significantly linking executive compensation with stockholder interests.

        Fiscal year 2005 compensation. During the fiscal year ended June 30, 2005, under employment agreements with Dr. Spana, Mr. Wills and Dr. Sharma, we provided for annual base salaries of $340,000 per year for Dr. Spana, $275,000 for Mr. Wills and $196,000 for Dr. Sharma. The base salaries for these executive officers, as provided in their employment agreements, reflect comparable salary figures for the industry, necessary to engage and retain individuals with their skills. In the fiscal year ended June 30, 2005, we approved stock option grants for these executive officers, subject to shareholder approval of additional shares under the 1996 Stock Option Plan. Such additional shares were not approved by the shareholders and the related option grants were cancelled. We granted cash bonuses to these executive officers in fiscal 2005 based on the attainment of important corporate objectives, including regulatory approval of one of our products and the completion of a collaborative development agreement for another of our products. Dr. Hallam entered into an employment agreement with us commencing May 9, 2005, which provided for base salary at the rate of $275,000 per year.

        The base salary, bonus and grants of stock options for our chief executive officer, Carl Spana, Ph.D., were determined in accordance with the criteria described above under “Determining executive compensation.” Dr. Spana’s compensation reflects the board’s subjective assessment of (1) his performance, (2) his skills in relation to other chief executive officers in Palatin’s industry, and (3) the board’s assessment of Palatin’s performance.

Considering these factors, the committee set Dr. Spana’s base annual salary at $320,000 when we entered into our employment agreement with him effective October 1, 2003 and $340,000 for the fiscal year ended June 30, 2005.

        Certain Tax Considerations. Section 162(m) of the Internal Revenue Code limits the Company to a deduction for federal income tax purposes of not more than $1 million of compensation paid to certain executive officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code.

        The committee believes that at the present time it is unlikely that the compensation paid to any executive officer in a taxable year will exceed $1 million. Therefore, the board has not established a policy for determining which forms of incentive compensation awarded to executive officers will be designed to qualify as “performance based compensation.”

SUBMITTED BY THE COMPENSATION COMMITTEE
Robert I. Taber, Ph.D. Chairman
Robert K. deVeer, Jr.
Zola P. Horovitz, Ph.D.
Errol De Souza, Ph.D.

STOCK PERFORMANCE GRAPH

        The following graph compares the yearly change in the cumulative total shareholder return on our common stock with the cumulative total return on the Nasdaq Composite Index and the Nasdaq Biotechnology Index for the last five fiscal years, ending June 30, 2005. The graph assumes the investment of $100 in each stock or index on June 30, 2000, and the reinvestment of any dividends (we have never paid a dividend).

STOCK OWNERSHIP INFORMATION

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        The rules of the SEC require us to disclose late filings of reports of stock ownership and changes in stock ownership by our directors and officers. To the best of our knowledge, all of the filings for our directors and officers were made on a timely basis in the fiscal year ended June 30, 2005 except for one report by Dr. Molinoff, relating to a grant of stock options, which was filed late.

BENEFICIAL OWNERSHIP OF MANAGEMENT AND OTHERS

        The tables below show the beneficial stock ownership and voting power, as of October 14, 2005, of:

•	each director, each of the named officers, and all current directors and officers as a group; and

•	all persons who, to our knowledge, beneficially own more than five percent of the common stock or Series A preferred stock.

        “Beneficial ownership” here means direct or indirect voting or investment power over outstanding stock and stock which a person has the right to acquire now or within 60 days after October 14, 2005. Please see the footnotes for more detailed explanations of the holdings. Except as otherwise noted, to our knowledge, the persons named in the tables beneficially own and have sole voting and investment power over all shares listed.

        The common stock has one vote per share and the Series A preferred stock has approximately 38.46 votes per share. Voting power is calculated on the basis of the aggregate of common stock and Series A preferred stock outstanding as of October 14, 2005. On October 14, 2005, 58,770,737 shares of common stock and 11,347 shares of Series A preferred stock were outstanding.

        The address for all members of our management is c/o Palatin Technologies, Inc., 4C Cedar Brook Drive, Cranbury, NJ 08512. Addresses of other beneficial owners are in the footnotes to the table of beneficial owners.

MANAGEMENT:
Class	Name of Beneficial Owner	Shares		Percent of Class	Percent of Voting Power

Common	Carl Spana, Ph.D.	939,385	(1)	1.6%	*

Common	Stephen T. Wills	694,000	(2)	1.2%	*

Common	Trevor C. Hallam	62,500	(3)	*	*

Common	Shubh D. Sharma, Ph.D.	203,280	(4)	*	*

Common	John K.A. Prendergast, Ph.D.	440,006	(5)	*	*

Common	Perry B. Molinoff, M.D.	292,916	(6)	*	*

Common	Robert K. deVeer, Jr.	223,773	(7)	*	*

Common	Zola P. Horovitz, Ph.D.	118,333	(8)	*	*

Common	Robert I. Taber, Ph.D.	113,333	(9)	*	*

Common	Errol DeSouza, Ph.D.	64,583	(10)	*	*

Common	J. Stanley Hull	11,061	(11)	*	*

Class	Name of Beneficial Owner	Shares		Percent of Class	Percent of Voting Power

Common	All current directors and executive officers as a group (eleven persons):	3,163,170	(12)	5.1%	*

*Less than one percent.
(1)	Includes 901,712 shares which Dr. Spana has the right to acquire under options.
(2)	Includes 669,500 shares which Mr. Wills has the right to acquire under options.
(3)	Includes 62,500 shares which Dr. Hallam has the right to acquire under options.
(4)	Includes 203,265 shares which Dr. Sharma has the right to acquire under options.
(5)	Includes 422,333 shares which Dr. Prendergast has the right to acquire under options.
(6)	Includes 282,916 shares which Dr. Molinoff has the right to acquire under options.
(7)	Includes 222,773 shares which Mr. deVeer has the right to acquire under options.
(8)	Includes 113,333 shares which Dr. Horovitz has the right to acquire under options.
(9)	Includes 108,333 shares which Dr. Taber has the right to acquire under options.
(10)	Includes 64,583 shares which Dr. De Souza has the right to acquire under options.
(11)	Includes 11,061 shares which Mr. Hull has the right to acquire under options.
(12)	Includes 3,062,359 shares which directors and officers have the right to acquire under options.

5% OR GREATER BENEFICIAL OWNERS:
Class	Name of Beneficial Owner	Shares		Percent of Class	Percent of Voting Power

Common	King Pharmaceuticals, Inc. (1)	6,630,580	(2)	11.1	9.6%

Common	ProQuest (3)	6,161,972	(4)	10.3%	8.3%

Common	Lurie Investments (5)	4,285,984	(6)	7.2%	6.0%

Series A Preferred	J.F. Shea Co., Inc. (7)	5,000		44.1%	*

*Less than one percent.
(1)	Address is 501 Fifth Street, Bristol, TN 37620.
(2)	Includes 955,119 shares which King has the right to acquire under warrants.
(3)	Includes the ownership of ProQuest Investments, L.P., ProQuest Investments II, L.P., ProQuest Investments II Advisors Fund, L.P. and ProQuest Companion Fund, L.P. ProQuest Associates LLC is the general partner of ProQuest Investments, L.P. and ProQuest Companion Fund, L.P. ProQuest Associates II LLC is the general partner of ProQuest Investments II, L.P. and ProQuest Investments II Advisors Fund, L.P. Address is 600 Alexander Park, Suite 204, Princeton, NJ 08540.
(4)	Includes 1,232,395 shares which the ProQuest entities have the right to acquire under warrants.
(5)	Includes the ownership of Lurie Investment Fund, LLC, ALFATECH, LLC, and WASK Investments, LLC. Mark Slezak is the investment manager for all three entities. Address is c/o Lurie Investments, 2 N. Riverside Plaza, Suite 1500, Chicago, IL 60606.
(6)	Includes 766,197 shares which Lurie Investment Fund, LLC, ALFATECH, LLC, and WASK Investments, LLC have the right to acquire under warrants
(7)	Address is 655 Brea Canyon Road, Walnut, CA 91789.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        John K.A. Prendergast, Ph.D.  In July 2003, we entered into an employment agreement with Dr. Prendergast under which he serves as chairman of the board. During the fiscal year ended June 30, 2005, he received a salary of $50,000 per year. In addition, he may participate in all health benefit programs that we establish, to the extent that his position, tenure, salary, age, health and other qualifications make him eligible to participate.

        Perry B. Molinoff, M.D.  In November 2003, we entered into a consulting agreement with Dr. Molinoff under which we paid him $5,000 per month for consulting services. The consulting agreement expired in November 2004.

OTHER ITEMS OF BUSINESS

        Other than the items of business discussed in this proxy statement, we are not aware of any matters that will come before the meeting. If other items of business properly come before the meeting, the proxy holders will vote shares in accordance with their judgment.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

        Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with regulations adopted by the SEC. To be considered for inclusion in the proxy statement and form of proxy relating to the next annual meeting of stockholders, such proposals must be received at our executive offices, 4C Cedar Brook Drive, Cranbury, NJ 08512, not later than July 1, 2006. Proposals should be directed to the attention of the Secretary.

        For any proposal that is not submitted for inclusion in next year’s proxy statement (as described in the preceding paragraph) but is instead sought to be presented directly at next year’s annual meeting, SEC rules permit proxies to be voted at the discretion of the management if (a) we receive notice of the proposal before the close of business on September 17, 2006 and we advise stockholders in next year’s proxy statement about the nature of the matter and how management intends to vote on such matter, or (b) we did not receive notice of the proposal prior to September 17, 2006.

ANNUAL REPORT ON FORM 10-K

        Our annual report on Form 10-K for the fiscal year ended June 30, 2005, including the financial statements and schedules but excluding exhibits, is being sent with this proxy statement without charge to each person whose proxy is being solicited.

INFORMATION INCORPORATED BY REFERENCE

        Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this proxy statement in whole or in part, the audit committee report, the compensation committee report and the stock performance graph which follows the compensation committee report will not be deemed to be incorporated by reference into any such filing.

        Your cooperation in giving this matter your immediate attention and returning your proxy card is greatly appreciated.

By order of the board of directors,
STEPHEN T. WILLS, Secretary
October 28, 2005

[proxy card front]

PALATIN TECHNOLOGIES, INC.

4C CEDAR BROOK DRIVE
CRANBURY, NEW JERSEY 08512

ANNUAL MEETING OF STOCKHOLDERS – DECEMBER 2, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned appoints Carl Spana, Ph.D. and Stephen T. Wills (each with full power to act without the other) as proxy holders with full power of substitution, to vote all shares of common stock and Series A Convertible Preferred Stock of Palatin Technologies, Inc., a Delaware corporation, held of record by the undersigned as of October 14, 2005 at Palatin’s annual meeting of stockholders to be held Friday, December 2, 2005 and at any postponement or adjournment of the meeting.

(Continued and to be signed on reverse side)

[proxy card reverse]

ANNUAL MEETING OF STOCKHOLDERS OF

PALATIN TECHNOLOGIES, INC.

December 2, 2005

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:		2. To ratify the appointment of KPMG LLP as Palatin's independent auditors for the fiscal year ending June 30, 2006.	FOR ☐	AGAINST ☐	ABSTAIN ☐
NOMINEES
☐ Carl Spana, Ph.D.
☐ John K.A. Prendergast, Ph.D.
☐ Perry B. Molinoff, M.D.
☐ Robert K. deVeer, Jr.
☐ Zola P. Horovitz, Ph.D.
☐ Robert I. Taber, Ph.D.
☐ Errol De Souza, Ph.D.
☐ J. Stanley Hull
☐ FOR ALL NOMINEES		3. In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the meeting or any postponement or adjournment of the meeting.	FOR ☐	AGAINST ☐	ABSTAIN ☐
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES
The proxy holders will vote the shares of the undersigned stockholder as instructed above. If no choice is specified by the stockholder, the proxy holders will vote the shares FOR proposals no. 1, 2 and 3 and on any other matter coming before the meeting in the discretion of the proxy holders.
☐ FOR ALL EXCEPT (See instructions below)
The undersigned revokes any proxy previously given to vote or act with respect to such shares and ratifies and confirms all actions which the proxy holders or their substitutes may lawfully do in accordance with the instructions on this proxy card.

Please complete, sign, date and return this proxy card in the enclosed envelope. No postage is required if mailed in the United States.
(INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ■

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of stockholder	Date:	Signature of stockholder	Date:

NOTE:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.